Exhibit 99.1

NEWS RELEASE

Trans Energy, Inc.

210 Second Street

PO Box 393

St. Marys, WV 26170

Company contact:

John G. Corp

304-684-7053

www.transenergyinc.com

TRANS ENERGY, INC TURNS DOMAN #1H AND DOMAN #2H

INTO SALES PIPELINE IN MARSHALL COUNTY, WEST VIRGINIA

ST. MARYS, WEST VIRGINIA, JANUARY 29, 2013 — Trans Energy, Inc. (OTCQB: TENG), a pure play Marcellus Shale exploration and production company, announced today that the Doman #1H and Doman #2H horizontal Marcellus wells were turned into a sales line in Marshall County, West Virginia on Thursday, January 17, 2013.

The Doman #1H was drilled with a 4,597 foot lateral and completed with a 18 stage hydraulic fracture stimulation. The Doman #2H was drilled with a 3,927 foot lateral and was completed with a 16 stage hydraulic fracture stimulation. The two Doman wellbores are parallel to one another and were hydraulically stimulated at the same time.

John G. Corp, President of Trans Energy, said, “We’re pleased to announce that the Doman #1H and #2H wells have been turned into sales. We look forward to providing an operations update in late February with the 30-day IP rates for the Doman #1H and Doman #2H. With the preliminary results from the Doman wells, along with our company’s record setting production results from our recently completed wells in Wetzel County, we are incorporating the information we have learned into the planning for our 2013 drilling program, which we expect will help us continue to develop and prove our acreage position.”

Additional information regarding Trans Energy, including maps, investor presentations, news releases and videos can be found at the Company’s new website www.transenergyinc.com. Trans Energy will regularly update information on the website to provide investors with the most up to date information on the Company and its operations.

About Trans Energy, Inc.

Trans Energy, Inc. (OTCQB: TENG) is a pure play Marcellus Shale oil and gas exploration and development company, headquartered in the Appalachian Basin. Further information can be found on the Company’s website at www.transenergyinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995—Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.